UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2014

Equity One, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

1600 NE Miami Gardens Drive North Miami Beach, Florida	33179
(Address of Principal Executive Offices)	(Zip Code)

(305) 947-1664 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2014, Equity One, Inc. (the “Company”) issued a press release announcing (i) the naming of David Lukes as the next Chief Executive Officer (“CEO”) of the Company; and (ii) the amendment of the Company’s agreement with Mark Langer, who will continue to serve as the Company’s Chief Financial Officer (“CFO”).

David Lukes Named as Next Chief Executive Officer

Prior to joining the Company, from 2002 to 2010 Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including service as its Chief Operating Officer from November 2008 to April 2010. He then served as the Chief Executive Officer and President of Mall Properties, Inc. from May 2010 to April 2012. From April 2012 until joining the Company, Mr. Lukes was the Chief Executive Officer and President of Seritage Realty Trust, an affiliate of Sears Holdings Corporation. Mr. Lukes earned a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania, and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes is 44 years old.

The Company and Mr. Lukes entered into an employment agreement dated April 2, 2014 (the “Employment Agreement”). The Employment Agreement will be effective as of May 30, 2014 or such earlier date as agreed upon by the parties (the “Effective Date”). Mr. Lukes will serve as the Executive Vice President of the Company until the earlier of (A) the effective date of the departure of Jeffrey Olson, the Company’s current CEO, or (B) January 1, 2015, at which time Mr. Lukes will become the CEO of the Company. The Company has agreed to appoint Mr. Lukes as a member of the Company’s Board of Directors (the “Board”) within 15 days following the commencement of his employment as CEO, provided that Mr. Olson is no longer serving as a member of the Board as of such date. The initial term of the Employment Agreement ends on the fourth anniversary of the Effective Date unless earlier terminated and will automatically renew for successive one-year periods unless either party gives the other written notice at least four months before the expiration of the applicable term.

Mr. Lukes’ Employment Agreement provides for an annual base salary of $850,000 and other benefits generally made available by the Company to its senior executive officers. In addition, Mr. Lukes is eligible for a target performance bonus of 100% of his annualized base salary, except that with respect to the 2014 calendar year, the Company will pay to Mr. Lukes an annual bonus of no less than $850,000 reduced pro rata based on the portion of calendar year 2014 during which Mr. Lukes was not employed by the Company. Bonuses will be payable 50% in cash and 50% in shares of the Company’s restricted stock which will vest ratably over three years. The Company will also pay Mr. Lukes a signing bonus of $500,000, which amount Mr. Lukes will repay in full in the event he fails to report to work, resigns without good reason or is terminated with cause within 12 months of the Effective Date.

With respect to equity, in connection with his employment, on the Effective Date the Company will grant to Mr. Lukes:

•	an option to purchase 200,000 shares of the Company’s common stock at a price per share equal to the closing price of such common stock on the grant date, which option will vest in equal portions on the first, second, third and fourth year anniversaries of the grant date subject to Mr. Lukes then being employed by the Company;

•	68,956 shares of the Company’s restricted common stock, which shares will vest in equal portions on the second, third and fourth year anniversaries of the grant date subject to Mr. Lukes then being employed by the Company; and

•	a long-term incentive plan award (the “LTIP”), under which Mr. Lukes’ target award will be 156,300 shares of the Company’s common stock (the “Target LTIP”).

Under the LTIP, 75% of Mr. Lukes’ actual award will be based on the Company’s performance during the four-year period beginning on the Effective Date with respect to each of the following components, weighted equally: 1) absolute total shareholder return; 2) total shareholder return relative to peer companies; and 3) growth in recurring funds from operations per share. The remaining 25% of Mr. Lukes’ award will be discretionary. For each of these four components, Mr. Lukes can earn 50%, 100%, or 200% of the portion of the Target LTIP award allocated to such component based on actual performance compared to specified targets. Shares earned pursuant to the LTIP will be issued following the completion of the four-year performance period, subject to Mr. Lukes’ continued employment through the end of such period.

If Mr. Lukes’ employment is terminated due to death or Disability (as defined in the Employment Agreement):

•	The Company will continue to pay his base salary through the earlier to occur of (i) 120 days following the date of termination or (ii) the end of the then current term;

•	the unvested portion of Mr. Lukes’ initial stock option grant and any stock awarded as a portion of Mr. Lukes’ bonus that would have vested during the 90 day period following the date of termination will fully vest;

•	a pro rata portion of Mr. Lukes’ initial restricted stock grant will vest based on the percentage of the initial term of employment that had elapsed prior to the termination less the number of shares that had previously vested;

•	Mr. Lukes will receive a pro rata percentage of the LTIP based on the percentage of the initial term of employment that had elapsed prior to the termination and performance through the date of termination;

•	all other unvested stock options and unvested shares of the Company’s restricted stock granted to Mr. Lukes prior to the date of termination will not vest and will be forfeited; and

•	the Company will maintain Mr. Lukes’ medical, hospitalization, dental and life insurance benefits in effect until 90 days after the date of termination.

If the Company terminates Mr. Lukes’ employment without Cause, or Mr. Lukes resigns for Good Reason (in each case as defined in the Employment Agreement), Mr. Lukes is entitled to receive the following:

•	the lesser of (A) an amount equal to the base salary and annual bonus that Mr. Lukes would have been entitled to receive had he remained employed through the end of the then current term and received a target bonus; or (B) an amount equal to Mr. Lukes’ average annual bonus, if any, for the three most recently completed calendar years plus two (2) times Mr. Lukes’ base salary (or 2.9 times Mr. Lukes’ base salary if such termination is in connection with or within 12 months after a Change of Control (as defined in the Employment Agreement));

•	the unvested portion of Mr. Lukes’ initial stock option grant, initial restricted stock grant and any restricted stock granted as a bonus prior to the date of termination will vest;

•	if Mr. Lukes is terminated before the end of the LTIP’s four-year performance period, a pro rata percentage of the LTIP based on the percentage of the initial term of employment that had elapsed, assuming he had remained employed for an additional year, and the greater of 50% of the Target LTIP or the amount that would have been earned based on performance through the date of termination; and

•	Medical, hospitalization, dental and life insurance benefits in effect on the date of termination until the earlier of 18 months after the date of termination or the end of the then current term.

If Mr. Lukes issues a notice indicating that he will not renew the Employment Agreement at the end of its applicable term, the Company may elect to accelerate Mr. Lukes’ resignation, in which case Mr. Lukes will receive:

•	continuation of Mr. Lukes’ base salary until the end of the then current term;

•	continuation of Mr. Lukes’ medical, hospitalization and dental insurance benefits until the end of the then current term;

•	vesting of any unvested portion of Mr. Lukes’ initial stock option grant, initial restricted stock grant and any restricted stock granted as a bonus;

•	an award under the LTIP based on performance through the date of termination.

In the event of a Change of Control or Privatization Transaction (each as defined in the Employment Agreement),

•	all unvested portions of the initial stock option grant, the initial restricted stock grant, and any restricted stock granted as a bonus will vest (and become exercisable, if applicable) immediately prior to the Change of Control or Privatization Transaction if: (i) immediately following the Change of Control or Privatization Transaction, the shares of the Company’s common stock outstanding immediately prior to such event will remain outstanding, but will not be listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors, or (ii) all of the shares of the Company’s common stock outstanding immediately prior to such event will be acquired, converted or exchanged for consideration that does not consist entirely of common equity securities that are listed on a nationally recognized stock exchange, including without limitation the NYSE, the NYSE Amex, NASDAQ or their successors; and

•	if the Change of Control or Privatization Transaction occurs prior to the end of the initial term of employment, then, for purposes of the LTIP (i) the performance period will be deemed to end as of the date of such event and (ii) performance will be measured based on the level of achievement of the LTIP components during such shortened period, but the number of shares of the Company’s common stock that Mr. Lukes will be entitled to receive pursuant to the LTIP will be pro-rated based on the percentage of the initial term of employment that had elapsed prior to such event (or, if Mr. Lukes’ employment is terminated without Cause or for Good Reason within 12 months after such event, the percentage of the initial term of employment that would have elapsed prior to the first anniversary of such event).

The Company will reimburse Mr. Lukes up to an aggregate maximum of $25,000 in any year for premiums paid by Mr. Lukes for life, disability and/or similar insurance policies. Mr. Lukes will also be provided a car and driver for his business use.

Mr. Lukes’ receipt of certain compensation and benefits from the Company upon termination is subject to his execution of a release of claims against the Company.

Mr. Lukes has also agreed to refrain from certain activities for one year following specified termination events under the Employment Agreement, including direct competition with the Company, solicitation of employees and interference with relationships of the Company.

The summary of Mr. Lukes’ Employment Agreement set forth above is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

Amendment of Mark Langer’s Employment Agreement

The Company and its Chief Financial Officer, Mark Langer, entered into an amendment to his employment agreement, which amendment is dated April 4, 2014 (the “Amendment”). The Amendment amends the Employment Agreement between the parties dated as of January 11, 2011 and effective February 1, 2011. The Amendment extends Mr. Langer’s term as Executive Vice President and Chief Financial Officer of the Company through June 30, 2015, on which date the amended employment agreement will terminate unless the parties agree to further extend the agreement.

Pursuant to the Amendment, Mr. Langer will be entitled to a minimum cash bonus for each of 2014 and the first six months of 2015 equal to 100% of Mr. Langer’s base salary (pro-rated for 2015) and, provided that Mr. Langer’s employment is not terminated by the Company for Cause or Mr. Langer without Good Reason prior to the end of the term, a $400,000 retention bonus.

The Amendment also amended the cash severance that Mr. Langer will be entitled to receive upon the termination of Mr. Langer’s employment by the Company without Cause or by Mr. Langer for Good Reason prior to the end of the term to equal Mr. Langer’s base salary and minimum cash bonus through December 31, 2014 (or, if such termination occurs in 2015, June 30, 2015) plus his retention bonus and provided that all of Mr. Langer’s unvested stock options will vest and remain exercisable for a period equal to the lesser of six months and the remainder of their originally scheduled terms following such a termination or termination upon the expiration of the term.

The summary of Mr. Langer’s Amendment set forth above is qualified in its entirety by reference to Exhibit 10.2, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Title
10.1	Employment Agreement between Equity One and David Lukes

10.2	Amendment to Employment Agreement between Equity One and Mark Langer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EQUITY ONE, INC.

Date: April 7, 2014	By:	/s/ Aaron Kitlowski
Name: Aaron Kitlowski
Title: Vice President and General Counsel